Exhibit 99.1

NEWS RELEASE

For Immediate Release

TUFCO TECHNOLOGIES, INC. ANNOUNCES FISCAL YEAR 2011 FOURTH QUARTER

AND FISCAL YEAR 2011 RESULTS ;

COMMENTS ON OUTLOOK

GREEN BAY, WI (December 14, 2011)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leading provider of branded contract wet and dry wipes converting in North America and a leader in specialty printing services and business imaging products, today announced that for the fourth quarter of fiscal year 2011, sales were $29,148,000, an increase of 15% from the fourth quarter of fiscal year 2010. For fiscal year 2011, sales were $109,906,000, an increase of 21% from fiscal year 2010 sales. Net loss per diluted share for the fourth quarter of fiscal 2011 was $0.08 compared to $0.01 net income per diluted share for the fourth quarter of fiscal 2010. For fiscal year 2011, net loss was $0.10 per diluted share, compared to net loss of $0.10 per diluted share for fiscal year 2010.

Tufco President and CEO Jim Robinson offered these comments on the year and the outlook for fiscal 2012: “Although fiscal year 2011 sales increased $19.3 million, our cost of materials increased as a percentage of total sales, offsetting much of the benefit of increased revenues. While our Green Bay operation reported improved results, our Newton operation, impacted by escalating paper costs and strong pricing pressures from competitors, reported reduced profitability which offset the gains made at Green Bay.”

“For fiscal year 2012, management of both the Green Bay and Newton operations is focused on increasing sales and reducing costs,” Robinson concluded.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina, and warehousing operations in Wisconsin, North Carolina and Nevada.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.

This press release, including the discussion of the Company’s fiscal 2011 results in comparison to fiscal 2010 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as its ability to increase sales, changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, including the current economic downturn, the Company’s inability to benefit from any general economic improvements, material increases in the cost of raw materials, competition in the Company’s product areas, the ability of management to successfully reduce operating expenses, the Company’s ability to increase sales and earnings as a result of new projects and services, the Company’s ability to successfully install new equipment on a timely basis and to improve productivity through equipment upgrades, the Company’s ability to continue to produce new products, the Company’s ability to return to profitability and then continue to improve profitability, the Company’s ability to successfully attract new customers through its sales initiatives and strengthening its new business development efforts, and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Amounts in 000's)

	September 30, 2011	September 30, 2010
ASSETS

Cash	$8	$8
Accounts Receivable - Net	15,363	14,211
Inventories - Net	14,200	14,330
Other Current Assets	1,335	538

Total Current Assets	30,906	29,087

Property, Plant and Equipment - Net	17,027	18,640
Goodwill - Net	7,212	7,212
Other Assets	136	136

Total	$55,281	$55,075

LIABILITIES AND STOCKHOLDERS' EQUITY

Revolving Line of Credit	$6,449	$4,477
Current Portion of Note Payable	259	244
Accounts Payable	8,968	9,975
Accrued Liabilities	572	555
Other Current Liabilities	470	435

Total Current Liabilities	16,718	15,686

Long-Term Debt	768	1,027
Deferred Income Taxes	2,085	2,257

Common Stock and Paid-in Capital	25,596	25,545
Retained Earnings	12,271	12,718
Treasury Stock	(2,157)	(2,158)

Total Stockholders' Equity	35,710	36,105

Total	$55,281	$55,075

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations

(Amounts in 000's except share and per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010
Net Sales	$29,148	$25,342	$109,906	$90,614

Cost of Sales	28,127	23,797	104,662	85,707

Gross Profit	1,021	1,545	5,244	4,907

SG&A Expense	1,465	1,394	5,731	5,415
Loss on Asset Sales	—	1	—	1

Operating (Loss) Income	(444)	150	(487)	(509)

Interest Expense	77	60	276	166
Interest Income and Other Income	—	—	(50)	(16)

(Loss) Income Before Income Taxes	(521)	90	(713)	(659)

Income Tax (Benefit) Expense	(194)	34	(266)	(246)

Net (Loss) Income	$(327)	$56	$(447)	$(413)

Net (Loss) Income Per Share:
Basic	$(0.08)	$0.01	$(0.10)	$(0.10)
Diluted	$(0.08)	$0.01	$(0.10)	$(0.10)

Weighted Average Common Shares Outstanding:
Basic	4,308,947	4,308,947	4,308,947	4,308,947
Diluted	4,308,947	4,308,947	4,308,947	4,308,947